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Exhibit 5.1

[Letterhead of Simpson Thacher & Bartlett LLP]

March 19, 2004

PRIMEDIA Inc.
745 Fifth Avenue
23rd Floor
New York, New York 10151

Ladies and Gentlemen:

        We have acted as counsel to PRIMEDIA Inc., a Delaware corporation (the "Company"), and to the subsidiaries of the Company named in Schedules I and II hereto (the "Guarantors") in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by the Company and the Guarantors with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the issuance by the Company of $300,000,000 aggregate principal amount of 8% Senior Notes due 2013, Series B (the "Exchange Securities") and the issuance by the Guarantors of guarantees (the "Guarantees") with respect to the Exchange Securities. The Exchange Securities and the Guarantees will be issued under an indenture dated as of May 15, 2003 (the "Indenture"), among the Company, the Guarantors and The Bank of New York, as trustee (the "Trustee"). The Exchange Securities will be offered by the Company in exchange for $300,000,000 aggregate principal amount of its outstanding 8% Senior Notes due 2013, Series A (the "Securities").

        We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors.

        In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

        We have assumed further that (1) the subsidiaries of the Company named in Schedule II (the "Non-Delaware Guarantors") have duly authorized, executed and delivered the Indenture and (2) execution, delivery and performance by the Non-Delaware Guarantors of the Indenture and their Guarantees do not and will not violate any applicable laws (excepting the law of the State of New York and the federal laws of the United States).

        Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

          1. When the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange, the Exchange Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

          2. When (a) the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange and (b) the applicable Guarantees have been duly issued by each of the subsidiaries of the Company, the Guarantees will constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

        Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

        We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States, the Delaware General Corporation Law, the Delaware Limited Liability Company Law and the Delaware Revised Uniform Limited Partnership Act (in each case including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

        We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption "Experts" in the Prospectus included in the Registration Statement.

Very truly yours,
/s/ Simpson Thacher & Bartlett LLP
SIMPSON THACHER & BARTLETT LLP

SCHEDULE I: DESIGNATED SUBSIDIARIES

Canoe & Kayak, Inc.
Channel One Communications Corp.
Cover Concepts Marketing Services, LLC
CSK Publishing Company Inc.
Films for the Humanities & Sciences, Inc.
Go Lo Entertainment, Inc.
Haas Publishing Companies, Inc.
Hacienda Productions, Inc.
HPC Brazil, Inc.
Kagan Media Appraisals, Inc.
Kagan Seminars, Inc.
Kagan World Media, Inc.
Media Central IP Corp.
Motor Trend Auto Shows Inc.
Paul Kagan Associates, Inc.
PRIMEDIA Companies Inc.
PRIMEDIA Finance Shared Services, Inc.
PRIMEDIA Holdings III Inc.
PRIMEDIA Information Inc.
PRIMEDIA Magazines Inc.
PRIMEDIA Magazine Finance Inc.
PRIMEDIA Special Interest Publications Inc.
PRIMEDIA Workplace Learning LLC
PRIMEDIA Workplace Learning LP

SCHEDULE II: NON-DESIGNATED SUBSIDIARIES

PRIMEDIA Enthusiast Publications, Inc.
The Virtual Flyshop Inc.
IntelliChoice, Inc.
McMullen Argus Publishing, Inc.
Simba Information Inc.

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  Exhibit 5.1
[Letterhead of Simpson Thacher & Bartlett LLP]
SCHEDULE I: DESIGNATED SUBSIDIARIES
SCHEDULE II: NON-DESIGNATED SUBSIDIARIES